For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy to Acquire Natural Gas Storage Facility in New York State

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Significantly Expands Midstream Operations

Kansas City, MO (July 11, 2005) - Inergy, L.P. (NASDAQ:NRGY) announced today that it has executed an agreement to purchase the membership interests of the entities that own the Stagecoach natural gas storage facility located in Tioga County, New York, for approximately $205 million. Stagecoach is a high performance, multi-cycle natural gas storage facility with approximately 13.6 Bcf of working gas capacity, maximum withdrawal capability of 500 MMcf/day, and maximum injection capability of 250 MMcf/day. The facility was developed by eCORP, LLC, a leading developer of natural gas storage facilities in the United States, and was placed in commercial service during the second quarter of 2002. Located approximately 150 miles northwest of New York City, Stagecoach is currently connected to Tennessee Gas Pipeline Company’s 300 Line and is a significant participant in the northeast United States natural gas distribution system. Subject to customary closing conditions and regulatory approvals, Inergy anticipates closing the transaction in August 2005.

In addition to the approximate $205 million purchase price for the in-service Stagecoach facility, Inergy, L.P. has purchased the rights to the Phase II expansion project of Stagecoach for $25 million. The Phase II expansion is expected to add approximately 13 Bcf of additional working gas capacity. While the Phase II expansion is subject to additional governmental and regulatory approvals, as well as the successful conclusion of certain commercial matters, it is currently anticipated to be in service in mid-to-late calendar year 2007. In connection with the financing of the Phase II expansion rights, Inergy Holdings, L.P. (NASDAQ:NRGP) is expected to purchase for cash, approximately 800,000 Special Units from Inergy, L.P. that, while not entitled to a current cash distribution, are convertible to Inergy, L.P. common units upon the Phase II expansion becoming commercially operational.

“Inergy is extremely pleased to announce the acquisition of this state-of-the-art midstream asset. The facility is 100% fee-based, backed by term agreements with investment grade counterparties, and is a core piece of the natural gas storage and transmission infrastructure in the northeast United States,” said John Sherman, President and CEO of Inergy, L.P. “The investment, which we expect to be immediately accretive to both NRGY and NRGP unitholders on a distributable cash flow per unit basis, significantly improves and expands the long-term growth and value creation opportunities available to the partnerships.”

In connection with closing this transaction, Inergy’s Stagecoach subsidiaries will enter into new business relationships with NJR Energy Services Company (“NJRES”), a subsidiary of New Jersey Resources (NYSE:NJR). Under the terms of these agreements, NJRES will subscribe for approximately 4.2 Bcf of firm storage and related transportation services that will allow it to continue to participate in the Stagecoach natural gas storage facility. “Execution of the NJRES agreements is strong validation of the market’s increasing demand for high deliverability storage in the Northeast. We look forward to building this relationship with NJRES as well as all of the current and future customers of the Stagecoach facility,” said David Dehaemers, Executive Vice President – Corporate Development of Inergy, L.P.

Inergy expects EBITDA from its new operations to be approximately $20 million in fiscal year 2006, increasing to approximately $40 to $45 million in fiscal year 2008 which is expected to be the first full year of commercial operations for the Phase II expansion. Upon completion of the Phase II expansion, Inergy expects total invested capital in Stagecoach to be approximately $350 million.

Inergy, L.P. intends to fund the approximate $205 million acquisition initially with borrowings from its revolving credit facility; and Inergy Holdings, L.P. intends to finance its $25 million contribution through bank borrowings. Inergy, L.P. expects to finance the acquisition with longer-term capital through a combination of equity and debt issuances in the near term consistent with its balanced acquisition funding approach.

Management will host a live conference call and internet web-cast to discuss the transaction and business outlook at 3:30 p.m. Central Time today, Monday, July 11, 2005. The call-in number for the conference call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet web-cast and the replay can be accessed on Inergy’s Web site, www.inergypropane.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the acquisition will be immediately accretive on a distributable cash flow per unit basis and that the EBITDA from operation of the Stagecoach facility will be approximately $20 million in fiscal year 2006 and increases to approximately $40 to $45 million in fiscal year 2008. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the demand for high deliverability natural gas storage capacity in the Northeast, the general level of petroleum product demand and the availability of supplies, our ability to successfully implement our business plan for the Stagecoach facility, whether necessary regulatory approvals will be obtained, whether the Phase II expansion will become commercially operational, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.inergypropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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